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                                                                    Exhibit 99.2

Contacts:        Peter Q. Repetti
                 Chief Financial Officer
                 301-984-5409

                 Nathaniel Wallace
                 Manager, Investor Relations
                 301-984-5059


                          MANUGISTICS EXPANDS COMMENTS
                      ON ANALYSTS' FIRST QUARTER ESTIMATES

         Rockville, Md., May 22, 1998 - Manugistics, Inc. (Nasdaq: MANU) today elaborated on its announcement that although revenues for the first quarter ended May 31, 1998, are anticipated to be substantially higher than the revenues for the same period of the prior year, Manugistics' management believes revenues and earnings for the first quarter will not meet security analysts' expectations, and will result in an operating loss for the first quarter. Management indicates that it is still too early to accurately estimate final results for the first quarter.

         "Over the last six months, we focused on several key initiatives targeted to ensure long-term market leadership and meet the growing demand we see in the supply chain market. These initiatives were cross-functional in nature and involved all of management," said William M. Gibson, chairman and CEO of Manugistics. "It is my preliminary assessment that in combination, these sizeable initiatives took more focus than we anticipated, and we did not achieve the appropriate balance between our short-term execution and longer-term goals. While this had a negative impact on our closing transactions in our first quarter, we believe the results of these initiatives will enable us to achieve our current fiscal year and longer-term growth targets."

         "These growth initiatives included aggressive sales force expansion in our fourth and first quarters, the development and launch of new positioning and sales tools, and training associated with these, and due diligence and negotiations associated with potential acquisitions. In addition, the recent ProMIRA acquisition which significantly expanded our market opportunities, has had the additional effect of expanding the scope of the pre-existing ProMIRA opportunities at the price of additional client evaluation time, moving closings beyond our first quarter. This experience, while difficult in the short-term, has reaffirmed the wisdom of this acquisition," added Gibson.
"After having met or exceeded analyst expectations in eight consecutive quarters, we are disappointed in our execution this quarter and will be taking action to ensure improvement. Our pipeline remains strong and continues to grow. The market for supply chain management remains strong and we feel confident in our long-term growth."
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         Used by over 630 companies around the world, Manugistics' synchronized supply chain management(TM) solution assists managers in making the right decisions involving product demand, supply, manufacturing scheduling, and transportation. Through its advanced technology and an aggressive partnership strategy, Manugistics provides a single view of the supply chain that connects decision makers not only across an enterprise, but also among enterprises. Headquartered in Rockville, Md., Manugistics has been providing innovative supply chain management solutions to clients for more than a decade.

Forward Looking Statements

         This press release contains forward looking statements that are subject to risks and uncertainties. There are several important factors that could affect the Company's performance. Demand for the Company's supply chain management software products and the Company's quarterly operating results could be affected by business conditions or the general economy in domestic and international markets, the timely availability and acceptance of the Company's products, technological change, the response of prospective customers to announced or commercially available products or pricing or competitors' acquisitions or marketing relationships, or the Company's ability to integrate acquired operations and technologies rapidly and effectively. The Company's expense levels are based largely on its expectations of further revenues, and if revenues were to be below expectations, the Company's operating results could be affected. The timing of releases of the Company's software products can be affected by client needs, market place demands, technological advances, and competitors' activities. The expansion of the Company's operations into foreign markets, including the Asia/Pacific and South America regions, might be affected by general economic conditions in foreign countries, difficulties in staffing and managing international operations, changes in foreign currency exchange rates, and political and economic instability. For further information, refer to the Company's reports and other documents filed with the Securities and Exchange Commission which are publicly available, copies of which may also be obtained by contacting the Company's Investor Relations department at 301-984-5409. The company assumes no obligation to update the information contained in this press release.

                                     # # #

Manugistics, the Manugistics logo, and working as one are registered trademarks and synchronized supply chain management is a trademark of Manugistics, Inc.

Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.